Exhibit 99.1

Chaparral Energy Announces Robust Results from Recent Canadian County Spacing Tests

Oklahoma City, May 28, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) today announced an operational update for its recent 11-well cube style, co-development Foraker spacing test, as well as its three-well Denali partial spacing test in Canadian County. The company also announced participation in several upcoming investor conferences.
Recent Highlights

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Continued excellent performance from drilling and completion capital program wells has increased total company production to more than 28,000 Boe/d and forecasted second quarter 2019 production is expected to be above the high end of its previously announced guidance range of 26,000 - 27,500 barrels of oil equivalent per day (Boe/d)

•	Announced average 30-day initial production (IP) results for all 11, single-mile Foraker wells of 1,357 Boe/d, with 48% oil

▪	Achieved average 30-day IP results for all nine Meramec wells of 1,491 Boe/d, with 50% oil

▪	Reached average 30-day IP results for the two Woodford wells of 754 Boe/d, with 39% oil

▪
Significantly exceeded 30-day and 60-day oil IP expectations, with nine Meramec wells at 230% and 195% of oil type curve respectively and two Woodford wells at 138% and 120% of oil type curve respectively

•	Continued strong results from the single-mile, three-well partial section Denali spacing test

▪	Reported average 30-day IP results of 1,290 Boe/d, average 60-day IP results of 1,149 Boe/d and average 90-day IP results of 1,032 Boe/d

▪	Achieved 145% of oil type curve through 260 days

“We are excited about the outstanding initial results we have seen from our operated Canadian County spacing tests,” said Chief Executive Officer Earl Reynolds. “The Foraker 11-well cube style, co-development spacing test has clearly demonstrated enhanced productivity, which we believe helps to validate the upside potential of our cube-style, co-development approach moving forward. The nine Meramec wells had an average 30-day IP rate of 1,491 Boe/d, which is 170% of our type curve expectations. The Woodford wells are also performing above type curve, with 30-day IP rates of 754 Boe/d, or 102% of our type curve expectations. All 11 wells continue to flow naturally with no artificial lift and the bottom hole pressure drawdown and gas-oil ratio (GOR) trends are similar to nearby offset wells. These outstanding production results, coupled with costs at or below our type curve estimates, lead us to believe these wells will be some of the most economic and capital efficient wells Chaparral has ever drilled.”
“In addition to the Foraker results, we released additional information about our Denali spacing test, which has been online since September 2018,” Reynolds continued. “The three-well Denali test had average initial 30-day IP rates similar to the Foraker wells at 1,290 Boe/d. These wells have continued to maintain strong performance and are 145% of our oil type curve expectations after 260 days of production. The knowledge and results gained from our two Meramec-target Denali partial section spacing test were incorporated in our Foraker full section development and were instrumental in helping maximize results. We will continue to enhance our knowledge, apply operational efficiencies and implement learnings on future spacing tests as we build upon our recent success.”
“With our current production in excess of 28,000 Boe/d, we expect to exceed the high end of our previously issued second quarter guidance. Our excellent capital efficient results, such as the Foraker test, allow us to profitably grow production and increase cash flow. This further increases our confidence that we have the capital resources to continue to execute our planned capital program and move closer to achieving cash flow neutrality. As a reminder, following the Foraker spacing test, we transitioned from four to three rigs and expect our second half 2019 capital spend will be lower than the first half. We are proud of our results and remain committed to creating long-term value for our shareholders,” Reynolds concluded.
Operational Update
Chaparral finalized drilling of its 11-well cube style, co-development Foraker spacing test in Canadian County during the first quarter of 2019 and began completion of the wells late in the first quarter. The multi-well test was drilled from three pads into three distinct drilling targets, the Upper

Meramec, Lower Meramec and Woodford. There were four wells drilled into the Upper Meramec, five wells in the Lower Meramec and two wells in the Woodford. The average lateral length of the Meramec and Woodford wells were 4,934 and 4,949 feet respectively. To maximize the completion efficiency, the wells were fracture stimulated in a manner which was designed to create the greatest amount of near wellbore complexity, while maintaining sufficient pressure boundaries to minimize inter-well frac communication. This technique allowed Chaparral to reduce cycle time and establish production on the East pad while finalizing completions operations on the West pad.

The average 30-day IP rate for all 11 wells was 1,357 Boe/d, with 48% oil and 73% liquids. The nine Meramec wells had an average 30-day IP rate of 1,491 Boe/d, with 50% oil and 74% liquids. All nine Meramec wells are significantly outperforming the company’s type curve expectations and have achieved 30-day and 60-day oil IP rates at 230% and 195% of oil type curve respectively. The bounded, or middle wells in the Meramec formation, are performing in line and in some cases better than the half bounded wells. The two Woodford wells had an average 30-day IP rate of 754 Boe/d, with 39% oil and 69% liquids. These Woodford wells are outperforming the company’s type curve expectations, with an average 30-day and 60-day oil IP rate at 138% and 120% of oil type curve respectively.
In addition, the average capital cost per well for the Foraker test continues to track below Chaparral’s average AFE estimates of approximately $4.4 million. This was primarily driven by drilling and completion efficiency gains, with the company realizing significant increases in drilling feet per day and frac stages completed per day. As such, the cycle time was accelerated to 133 days from spud to first sales and the entire project was brought online two weeks ahead of schedule.
In the third quarter of 2018, Chaparral brought online its first Canadian County Merge Miss partial section spacing test. The three-well Denali pad exceeded type curve expectations, producing at an average 30-day IP rate of 1,290 Boe/d per well, of which 75% was liquids. These wells have continued to perform above type curve, with a 60-day IP rate of 1,149 Boe/d (140% of type curve) and a 90-day IP rate of 1,032 Boe/d (134% of type curve). These wells have now been on production for more than 260 days and have achieved 145% of the company’s oil type curve expectations.
Upcoming Investor Conferences
Chaparral is planning to participate in the Louisiana Energy Conference in New Orleans on Wednesday, May 29 and the Bank of America Merrill Lynch 2019 Energy Credit Conference on Thursday, June 6 in New York City. The company has also provided an updated investor presentation, which is available at chaparralenergy.com/investors.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discrete data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.
About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK/Merge Play, where it has approximately 132,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 225,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Scott Pittman	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-6700	405-426-6657
investor.relations@chaparralenergy.com	brandi.wessel@chaparralenergy.com